SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CYOP SYSTEMS INTERNATIONAL INCORPORATED
(Formerly Triple 8 Development Corporation) (Exact name of registrant as specified in its charter)

Nevada	98-0222927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit A, 149 South Reeves Drive Beverly Hills, California (310)-248-4860	90212
(Address and telephone of principal offices)	(Zip Code)

2005 Non-Qualified Stock Option Plan Consulting Agreement with John T. Novak

The Nevada Agency and Trust Company 50 West Liberty Street, Suite 880 Reno, Nevada 89501
(Name and address of agent for service)

(310) 248-4860
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock	45,000,000	$0.01	$450,000	$57.02

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on February 18, 2005, as reported on the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

CYOP Systems International Incorporated (the “Company”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Annual Report for the fiscal year ended December 31, 2004, filed by the Company with the Commission on Form 10KSB on April 14, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)

The Quarterly Reports for the quarter ended March 31, 2004 filed by the Company with the Commission on Form 10QSB, as amended on May 21, 2004 and for the quarter ended June 30, 2004, filed by the Company on Form 10QSB on August 16, 2004, and for the quarter ended September 30, 2004, filed by the Company on Form 10QSB on November 9, 2004.  The Current Reports filed by the Company with the Commission on Form 8-K on May 25, 2004, December 2, 2004, and December 13, 2004.

(c)

The description of the Company’s common stock is included in the registration statement on Form SB-2, file no. 333-72464, filed with the Commission on November 23, 2001, as amended on November 23, 2001, February 19, 2002, April 26, 2002, July 9, 2002, May 6, 2004, June 22, 2004, August 5, 2004, August 11, 2004 and August 12, 2004.

(d)

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.

Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes, as amended (the “NRS”) provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity.  The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding.  In order for the Company to provide this statutory indemnity, the indemnified party must not be liable under NRS section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.  With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

NRS section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under NRS section 78.138 if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  The Company may not indemnify a person if the person is judged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

NRS section 78.7502 requires the Company to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

As permitted by Nevada law, the Company's Articles of Incorporation, as amended (the “Articles”), contains an article limiting the personal liability of directors, officers or stockholders of the Company.  Article Eight of the Company’s Articles provides that a director, officer or stockholder of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, officer or stockholder, except for liability based on acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of NRS section 78.300.

Article VI of the Company’s Bylaws provides that the Company shall have the power to indemnify any person who was or is a party to any proceeding by reason of the fact that such person was a director, officer or other agent of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.  Further, the Company shall also have the power to indemnify any person who was or is a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or other agent of the Company against expenses actually or reasonably incurred by such person in connection with the defense or settlement of that action, if such person acted in good faith, in a manner such person believed to be in the best interests of the Company and its shareholders.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

4.1

2005 Non-Qualified Stock Option Plan

5.1

Opinion regarding legality

23.1

Consent of Moore Stephens Ellis Foster

23.2

Consent of Nicolette Loisel, Esq. (included in Exhibit 5)

99.1

Consulting Agreement with John T. Novak

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on this 18th day of February, 2005.

CYOP SYSTEMS INTERNATIONAL

INCORPORATED

A Nevada Corporation

By:___/s/ Mitch White_____________

By:  Mitch White

Its:  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated:  February 18, 2005

By:__/s/ Mitch White____________

Mitch White, Chairman and Director

Dated:  February 18, 2005

By:__/s/ Gordon A. Samson_______

Gordon A. Samson, CFO and Director

Dated:  February 18, 2005

By:_/s/ Norman MacKinnon_

Norman MacKinnon, Director

INDEX TO EXHIBITS

Exhibit Number

Description

4.1

2005 Non-Qualified Stock Option Plan

5.1

Opinion regarding legality

23.1

Consent of Moore Stephens Ellis Foster Ltd.

23.2

Consent of Nicolette Loisel, Esq. (included in Exhibit 5)

99.1

Consulting Agreement with John T. Novak